Exhibit 99.1

Investor Contact: Larry P. Kromidas
(618) 258-3206

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

Olin Announces Third Quarter Earnings
Achieves Record Level of Operating Income

CLAYTON, MO, October 23, 2008 - Olin Corporation (NYSE:OLN) announced today it achieved record operating income in the third quarter of 2008 of $87.0 million, which increased 130% from the third quarter 2007 level of $37.8 million.  Income from continuing operations in the third quarter of 2008 was $37.7 million, or $0.49 per diluted share, compared with net income from continuing operations of $32.7 million, or $0.44 per diluted share, in the third quarter of 2007.  Third quarter 2008 income from continuing operations included the previously announced $26.6 million impairment charge on corporate debt securities.  Third quarter 2007 earnings include one month of results from the Pioneer operations which were acquired August 31, 2007.  Sales during the third quarter of 2008 were $502.9 million compared to $350.3 million in the third quarter of 2007.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “We experienced record performance in our Chlor Alkali business during the third quarter, despite the impact of two hurricanes, and continued strong performance from our Winchester business.  Chlor Alkali segment earnings were $103.6 million, reflecting higher ECU netbacks.  Overall volumes in the quarter were negatively impacted by approximately 3% due to hurricane-related outages at our St. Gabriel, Louisiana facility and our SunBelt joint venture.  We expect continued improvement in ECU netbacks in the fourth quarter.  Winchester’s segment earnings were in line with the third quarter of 2007 as improved pricing offset higher costs and lower volumes.  Third quarter 2008 earnings were also positively impacted by favorable tax adjustments resulting from the finalization of our 2007 tax returns and lower stock-based compensation expense.”

In the fourth quarter of 2008 we anticipate earnings per share in the $0.65 per diluted share range.  In Chlor Alkali the improvement in ECU netbacks is expected to offset seasonally weaker volumes.  Winchester expects approximately breakeven results in the seasonally weak fourth quarter.

SEGMENT REPORTING

We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali Product sales for the third quarter of 2008 were $362.1 million, compared to $221.3 million in the third quarter of 2007.  The increase reflects the combined impact of a 29% increase in chlorine and caustic volumes due to the inclusion of the Pioneer operations for the entire third quarter of 2008, compared to one month in the third quarter of 2007, and a 20% increase in combined chlorine and caustic soda prices.  Chlor Alkali segment income during the third quarter of 2008 was $103.6 million, compared to $70.7 million in the third quarter of 2007.  The higher level of income reflects the higher volumes resulting from the inclusion of a full quarter of the Pioneer operations in the third quarter of 2008, the realization of cost synergies resulting from the integration of Pioneer, and higher selling prices, partially offset by higher electricity and distribution costs.

WINCHESTER

Winchester third quarter 2008 sales were $140.8 million, compared to $129.0 million in the third quarter of 2007.  The combination of higher selling prices and increased law enforcement and government, including military, sales volumes were partially offset by lower sales volumes to commercial customers.

Winchester segment income for the third quarter was $9.8 million, compared to $10.0 million in the third quarter of 2007.  The favorable impact of higher selling prices was more than offset by higher raw material costs, including copper, lead, and steel, and higher manufacturing costs.

CORPORATE AND OTHER COSTS

In the third quarter of 2008, there was $5.2 million of pension income associated with the defined benefit pension plan recognized in the corporate and other segment.  During the third quarter of 2007 there was $0.6 million of defined benefit pension plan expense included in the corporate and other segment.  The year-over-year change reflects the impact of the $100 million voluntary contribution made in May of 2007, the favorable 2007 investment returns, a required 25-basis point increase in the liability discount rate, the impact of the plan freeze for salaried and non-bargained hourly employees that became effective January 1, 2008, and an increase in the amortization period for actuarial losses.

On a total company basis, defined benefit pension plan income for the three months ended September 30, 2008 was $2.9 million, compared to $13.0 million of expense in 2007.  The reduction in defined benefit pension plan expense was partially offset by higher defined contribution pension costs.  During the third quarter of 2008, total company pension expense related to defined contribution plans was $2.8 million, compared to $0.6 million in the third quarter of 2008.

Third quarter 2008 charges to income for environmental investigatory and remedial activities were $6.4 million, compared to $16.2 million in 2007.  Third quarter 2007 charges included a $7.8 million increase in costs at a former waste disposal site based on revised remediation estimates resulting from negotiations with a government agency.  The third quarter 2008 charges relate primarily to future investigatory and remediation activities associated with former waste disposal sites and past manufacturing operations.

During the third quarter of 2008, other corporate and unallocated costs were $13.6 million, compared with $12.3 million in the third quarter of 2007. Higher legal and legal related expenses were partially offset by lower mark-to-market adjustments on stock-based compensation.  During the third quarter of 2008 mark-to-market adjustments reduced stock-based compensation expenses by $2.9 million.  In the third quarter of 2007, mark-to-market adjustments increased stock-based compensation expenses by $1.8 million.

OTHER (EXPENSE) INCOME

Other (expense) income for the third quarter of 2008 included an impairment charge representing the full value of a $26.6 million investment in corporate debt securities.  The impairment occurred as a result of a decline in market values.  On October 1, 2008, the issuer of these debt securities announced it would cease trading and appoint a receiver as a result of financial market turmoil.  At June 30, 2008, a temporary impairment for these corporate debt securities of $6.1 million was recorded as a charge to equity.  No tax benefit was recognized in conjunction with this impairment charge.

INCOME TAXES

During the third quarter of 2008, income tax expense included a reduction in expense of $2.5 million associated with the filing of the final 2007 tax returns.  No tax benefit was recorded in conjunction with the $26.6 million impairment charge recorded in the quarter.

CASH FLOW

Cash and cash equivalents increased $13.8 million during the third quarter of 2008.  Working capital increased $37.7 million reflecting the higher level of quarter end receivables, and the impact of higher selling prices.  Capital spending during the quarter was $51.9 million, of which $38.6 million supported the ongoing conversion and expansion project at the St. Gabriel, Louisiana facility.  These uses of cash were partially offset by $32 million of cash proceeds associated with an unusually high level of stock options exercised in the quarter.

DIVIDEND

Today, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock.  The dividend is payable on December 10, 2008 to shareholders of record at the close of business on November 10, 2008.  This is the 328th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s third quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Friday, October 24.  The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer, and John E. Fischer, Olin’s Vice President and Chief Financial Officer.  Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com.  Listeners should log on to the website at least 5 minutes before the call.  The call will also be audio archived on the Olin website for future replay.  A text of the prepared remarks from the conference call will be available on the website in the Investor section.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2007 include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	higher-than-expected raw material, energy, transportation, and/or logistics costs;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service; and

•	adverse conditions in the credit market, limiting or preventing our ability to borrow.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2008 - 25

Olin Corporation
Consolidated Statements of Income(a)
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(In millions, except per share amounts)	2008	2007	2008	2007

Sales	$502.9	$350.3	$1,330.3	$872.0
Operating Expenses:
Cost of Goods Sold	380.7	281.8	1,042.0	700.1
Selling and Administration	35.6	31.0	104.5	95.0
Other Operating Income	0.4	0.3	1.5	0.5
Operating Income	87.0	37.8	185.3	77.4
Earnings of Non-consolidated Affiliates	12.0	14.1	31.1	34.4
Interest Expense	3.3	6.0	11.5	15.9
Interest Income	1.0	2.7	5.2	9.2
Other (Expense) Income(b)	(26.4)	—	(26.1)	0.2
Income from Continuing Operations before Taxes	70.3	48.6	184.0	105.3
Income Tax Provision	32.6	15.9	73.5	34.1
Income from Continuing Operations	37.7	32.7	110.5	71.2
Income from Discontinued Operations, Net	—	9.5	—	29.7
Loss on Disposal of Discontinued Operations, Net	—	(125.4)	—	(125.4)
Net Income (Loss)	$37.7	$(83.2)	$110.5	$(24.5)
Net Income (Loss) Per Common Share:
Basic Income (Loss) per Common Share:
Income from Continuing Operations	$0.49	$0.44	$1.47	$0.96
Income from Discontinued Operations, Net	—	0.13	—	0.41
Loss on Disposal of Discontinued Operations, Net	—	(1.69)	—	(1.70)
Net Income (Loss)	$0.49	$(1.12)	$1.47	$(0.33)
Diluted Income (Loss) per Common Share:
Income from Continuing Operations	$0.49	$(0.44)	$1.46	$0.96
Income from Discontinued Operations, Net	—	0.12	—	0.40
Loss on Disposal of Discontinued Operations, Net	—	(1.68)	—	(1.69)
Net Income (Loss)	$0.49	$(1.12)	$1.46	$(0.33)
Dividends Per Common Share	$0.20	$0.20	$0.60	$0.60
Average Common Shares Outstanding - Basic	76.3	74.1	75.4	73.8
Average Common Shares Outstanding - Diluted	76.7	74.6	75.7	74.2
(a)	Unaudited.
(b)
Other (expense) income for the three and nine months ended September 30, 2008 included an impairment charge of the full value of a $26.6 million investment in corporate debt securities. No tax benefit is expected to be realized from this impairment charge.

Olin Corporation
Segment Information(a)
(In millions)
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Sales:
Chlor Alkali Products	$362.1	$221.3	$962.6	$543.0
Winchester	140.8	129.0	367.7	329.0
Total Sales	$502.9	$350.3	$1,330.3	$872.0
Income from Continuing Operations before Taxes:
Chlor Alkali Products(b)	$103.6	$70.7	$241.0	$169.2
Winchester	9.8	10.0	29.3	23.7
Corporate/Other:
Pension Income (Expense)(c)	5.2	(0.6)	13.3	(4.1)
Environmental Provision	(6.4)	(16.2)	(21.2)	(29.3)
Other Corporate and Unallocated Costs	(13.6)	(12.3)	(47.5)	(48.2)
Other Operating Income	0.4	0.3	1.5	0.5
Interest Expense	(3.3)	(6.0)	(11.5)	(15.9)
Interest Income	1.0	2.7	5.2	9.2
Other (Expense) Income(d)	(26.4)	—	(26.1)	0.2
Income from Continuing Operations before Taxes	$70.3	$48.6	$184.0	$105.3

(a)	Unaudited.

(b)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $12.0 million and $14.1 million for the three months ended September 30, 2008 and 2007, respectively and $31.1 million and $34.4 million for the nine months ended September 30, 2008 and 2007, respectively.

(c)	The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses. Pension income for the nine months ended September 30, 2008 included a curtailment charge of $0.8 million resulting from the conversion of our McIntosh, AL chlor alkali hourly workforce from a defined benefit pension plan to a defined contribution pension plan.

(d)
Other (expense) income for the three and nine months ended September 30, 2008 included an impairment charge of the full value of a $26.6 million investment in corporate debt securities. No tax benefit is expected to be realized from this impairment charge.

Olin Corporation
Consolidated Balance Sheets(a)
(In millions, except per share data)
	September 30,	December 31,	September 30,
	2008	2007	2007

Assets:
Cash & Cash Equivalents	$200.2	$306.0	$42.1
Short-Term Investments	—	26.6	26.6
Accounts Receivable, Net	264.4	202.0	234.2
Inventories	146.1	106.7	114.0
Current Deferred Income Taxes	1.5	15.0	18.9
Other Current Assets	18.4	14.7	31.2
Current Assets of Discontinued Operations	—	—	385.7
Total Current Assets	630.6	671.0	852.7
Property, Plant and Equipment
(Less Accumulated Depreciation of $950.3, $912.6 and $903.1)	592.1	503.6	481.5
Prepaid Pension Costs	160.9	139.7	—
Deferred Income Taxes	45.1	26.3	101.4
Other Assets	66.2	58.9	26.1
Goodwill	303.7	301.9	299.1
Assets of Discontinued Operations	—	—	195.9
Total Assets	$1,798.6	$1,701.4	$1,956.7

Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$—	$9.8	$70.6
Accounts Payable	138.5	150.6	113.4
Income Taxes Payable	2.1	3.1	24.1
Accrued Liabilities	241.1	244.7	222.0
Current Liabilities of Discontinued Operations	—	—	179.9
Total Current Liabilities	381.7	408.2	610.0
Long-Term Debt	249.7	249.2	360.1
Accrued Pension Liability	51.2	50.5	141.6
Other Liabilities	334.4	329.8	314.4
Liabilities of Discontinued Operations	—	—	9.0
Total Liabilities	1,017.0	1,037.7	1,435.1
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 76.9 Shares (74.5 and 74.2 in 2007)	76.9	74.5	74.2
Additional Paid-In Capital	794.4	742.0	736.4
Accumulated Other Comprehensive Loss	(153.5)	(151.2)	(287.0)
Retained Earnings (Accumulated Deficit)	63.8	(1.6)	(2.0)
Total Shareholders' Equity	781.6	663.7	521.6
Total Liabilities and Shareholders' Equity	$1,798.6	$1,701.4	$1,956.7
(a) Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)
(In millions)

Nine Months Ended September 30,	2008	2007
Operating Activities:
Net Income (Loss)	$110.5	$(24.5)
Loss from Discontinued Operations, Net	—	95.7
Earnings of Non-consolidated Affiliates	(31.1)	(34.4)
Stock-Based Compensation	4.9	4.4
Depreciation and Amortization	52.2	31.2
Deferred Income Taxes	(6.1)	29.5
Qualified Pension Plan Contribution	—	(100.0)
Qualified Pension Plan (Income) Expense	(11.0)	18.0
Impairment of Investment in Corporate Debt Securities	26.6	—
Common Stock Issued Under Employee Benefit Plans	3.4	2.6
Changes in:
Receivables	(60.9)	(39.6)
Inventories	(39.7)	(5.8)
Other Current Assets	(3.7)	(9.4)
Accounts Payable and Accrued Liabilities	(42.3)	(6.1)
Income Taxes Payable	(8.2)	9.2
Other Assets	1.6	4.8
Other Noncurrent Liabilities	11.1	26.7
Other Operating Activities	(7.8)	6.4
Cash (Used for) Provided by Continuing Operations	(0.5)	8.7
Discontinued Operations:
Income from Discontinued Operations, Net	—	29.7
Operating Activities from Discontinued Operations	—	70.8
Cash Provided by Discontinued Operations	—	100.5
Net Operating Activities	(0.5)	109.2
Investing Activities:
Capital Expenditures	(123.4)	(40.1)
Business Acquired through Purchase Transaction	—	(426.1)
Cash Acquired through Business Acquisition	—	126.4
Proceeds from Disposition of Property, Plant and Equipment	0.5	0.3
Proceeds from Sale of Short-Term Investments	—	50.0
Proceeds from Sale/Leaseback of Equipment	—	14.8
Distributions from Affiliated Companies, Net	20.9	24.5
Other Investing Activities	(0.6)	0.7
Cash Used for Continuing Operations	(102.6)	(249.5)
Investing Activities from Discontinued Operations	—	(12.2)
Net Investing Activities	(102.6)	(261.7)
Financing Activities:
Long-Term Debt:
Borrowings	—	30.0
Repayments	(9.8)	(1.7)
Issuance of Common Stock	7.9	10.3
Stock Options Exercised	38.1	1.5
Excess Tax Benefits from Stock Options Exercised	6.2	0.6
Dividends Paid	(45.1)	(44.3)
Deferred Debt Issuance Costs	—	(1.6)
Net Financing Activities	(2.7)	(5.2)
Net Decrease in Cash and Cash Equivalents	(105.8)	(157.7)
Cash and Cash Equivalents, Beginning of Year	306.0	199.8
Cash and Cash Equivalents, End of Period	$200.2	$42.1
(a) Unaudited.